EXHIBIT 3.3


                        CERTIFICATE OF DESIGNATION,
                           PREFERENCES AND RIGHTS
                     OF SERIES A CONVERTIBLE REDEEMABLE
                            PIK PREFERRED STOCK
                       OF PRICELINE.COM INCORPORATED

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Pursuant to Section 151 of the General Corporation Law of the State of Delaware

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                  The undersigned, Daniel Schulman, Chief Executive
Officer, President and Chief Operating Officer of priceline.com Incorporated (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), pursuant to Section 151(g) of the GCL and in accordance with the provisions of
Section 103 thereof, DOES HEREBY CERTIFY:

                  That, pursuant to the authority conferred upon the Board of Directors of the Company (the "Board of Directors") by the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors on February 9, 2000 adopted the following resolution creating a series of six million (6,000,000) shares of preferred stock, par value $.01 per share, of the Company, designated as Series A Convertible Redeemable PIK Preferred Stock:

                  RESOLVED, that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, a series of preferred stock of the Company be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as set forth herein.

                  1. Designation and Number of Shares. There is hereby created and established, out of the authorized and unissued Preferred Stock (as hereinafter defined) of the Company, a series of Preferred Stock designated as "Series A Convertible Redeemable PIK Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be six million (6,000,000). The Series A Preferred Stock shall have a liquidation preference of $59.93 per share (the "Series A Stated Amount"), plus an amount equal to any dividends accrued or cumulated but not paid on the Series A Preferred Stock pursuant to Section 4 hereof, whether or not declared, to the date fixed for Liquidation (as hereinafter defined) of the Company (the "Series A Liquidation Preference").

                  2. Rank. The Series A Preferred Stock shall, with respect to the right to receive dividends and distributions of assets and rights upon the Liquidation of the Company, rank (x) senior to the common stock, par value $0.008 per share, of the Company ("Common Stock"), and each other class or series of capital stock of the Company hereafter created which expressly ranks junior to the Series A Preferred Stock (together with the Common Stock, the "Junior Securities"), and (y) pari passu with all other series of Preferred Stock of the Company, whether now in existence or created after the date hereof, which do not expressly rank junior to the Series A Preferred Stock ("Parity Securities"). The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

                  3. Liquidation Preference.

                     A. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a "Liquidation"), each of the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the Series A Liquidation Preference with respect to each share of Series A Preferred Stock held by such holder on the date fixed for Liquidation, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities. If the assets of the Company available for distribution to the holders of Series A Preferred Stock and Parity Securities shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in a Liquidation, then all of the assets available for distribution to the holders of Series A Preferred Stock and Parity Securities shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Immediately prior to a Liquidation of the Company, to the extent funds of the Company are legally available for the payment of dividends, the Company shall declare for payment all accrued and unpaid dividends with respect to the Series A Preferred Stock and any Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. After payment in full of the Series A Liquidation Preference, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

                     B. Upon any such Liquidation, after the holders of Series A Preferred Stock shall have been paid in full the Series A Liquidation Preference, the remaining assets of the Company shall be distributed to the holders of the Junior Securities.

                     C. For the purposes of this Section 3, neither (i) the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Company nor (ii) the merger or other business combination of the Company with one or more Persons shall be deemed to be a Liquidation.

                  4. Dividends.

                     A. Each holder of Series A Preferred Stock shall be entitled to receive, out of the funds of the Company legally available therefor, cumulative dividends, payable in accordance with this Section 4.

                     B. Dividends on each outstanding share of Series A Preferred Stock (the "Series A Dividend") shall be payable semi-annually in arrears on October 1st and April 1st of each year commencing October 1, 2000 or, if any such date is not a Business Day (as hereinafter defined), on the next succeeding Business Day (each, a "Dividend Payment Date" and each such semi-annual period being a "Dividend Period"), at a rate of 8% of the Series A Stated Amount per annum. The amount of Series A Dividends payable on the Series A Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend rate by two. Series A Dividends payable on the Series A Preferred Stock for any period less than a full Dividend Period shall be computed on the basis of twelve 30-day months and a 360-day year.

                     C. Subject to subsection D below, Series A Preferred Dividends shall be paid by the issuance of shares of Common Stock having an aggregate Fair Market Value (as hereinafter defined) on the record date relating to the Dividend Period in which such Series A Dividend accrued equal to the amount of the Series A Dividend that otherwise would have been payable if the Series A Dividend were payable in cash and had been declared and paid on such record date. In the event that, between the record date relating to the Dividend Period in which any Series A Preferred Dividend accrued and the payment date of such Series A Preferred Dividend, any of the events set forth in Section 9 requiring an adjustment to the Conversion Rate shall occur, the number of shares of Common Stock to be issued as payment of any Series A Preferred Dividends shall be adjusted in a manner equivalent to that provided for in Section 9 with respect to the Conversion Rate, such that on the date of payment the holder of Series A Preferred Stock will receive the number of shares of Common Stock such holder would then own if the Series A Preferred Dividend had been paid on the record date occurring in the Dividend Period in which such Series A Preferred Dividend accrued.

                     D. In the event that during a Dividend Period the Company pays one or more dividends to holders of Common Stock in cash, then each holder of shares of Series A Preferred Stock shall have the right to demand that the Company pay in cash, on the date such cash dividend is paid to the holders of Common Stock, a dividend per share of Series A Preferred Stock equal to the lesser of the (i) amount of such cash dividends payable per share of Common Stock, adjusted to reflect any modifications to the Conversion Rate pursuant to Section 9 hereof, and (ii) the amount of the Series A Dividend. Such cash dividend shall be in lieu of that portion of the shares of Common Stock payable pursuant to Section C above on the Dividend Payment Date next following the date of payment of such cash dividend, equal to the amount of such cash dividend, but not any such shares of Common Stock in excess of the amount of such cash dividend or any accrued or cumulated dividends relating to a prior Dividend Period.

                     E. Series A Dividends shall accrue and be cumulative from April 1, 2000, whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such Series A Dividends on any Dividend Payment Date or at any time during any Dividend Period and whether or not Series A Dividends are declared or paid. Notwithstanding any other provision hereof, in the event Series A Dividends are not paid on the applicable Dividend Payment Date, the Company shall nonetheless determine the number of shares of Common Stock to be issued, pursuant to Section C above, to holders of Series A Preferred Stock on the date such Series A Dividend is actually paid, by measuring the Fair Market Value of the Common Stock as of the record date relating to the Dividend Period in which such Series A Dividend accrued as set forth in Section F below.

                     F. Series A Dividends shall be paid to the holders of record of shares of Series A Preferred Stock as each appears in the stock register of the Company at the close of business on the record date therefor. As used herein, the term "record date" means, with respect to Series A Dividends payable on October 1st or April 1st , respectively, of each year, the immediately preceding September 15th or March 15th, respectively.

                     G. So long as any shares of the Series A Preferred Stock are outstanding, no dividend, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly, unless in each case full cumulative dividends have been or contemporaneously are declared and paid or declared and consideration sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities or the redemption, purchase or other acquisition thereof. When dividends are not paid in full or consideration sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other class or series of Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Securities.

                     H. So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or to effectuate a stock split on, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary, upon exercise of options issued pursuant thereto or upon the withholding of shares upon exercise of warrants by the holders thereof) (any such dividend, distribution, redemption or purchase being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities), unless, in each case, the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and accrued and unpaid dividends on any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities.

                  5. Voting Rights.

                     A. The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of stockholders of the Company at all stockholders meetings and in all actions by written consent of stockholders of the Company. Each holder of Series A Preferred Stock shall be entitled to (i) such number of votes as such holder would be entitled to cast if such holder had converted all of its shares of Series A Preferred Stock into Common Stock pursuant to Section 7 hereof immediately prior to the record date for such stockholders meeting or action by written consent and (ii) notice of any stockholders meeting in accordance with the Certificate of Incorporation and By-laws of the Company. Except as otherwise required herein or by law, shares of Series A Preferred Stock shall vote together with shares of Common Stock, as a single class.

                     B. So long as any shares of Series A Preferred Stock are outstanding, the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a single class, shall be necessary to amend, alter or repeal the Certificate of Incorporation of the Company or of any provision thereof (including the adoption of a new provision thereof), whether by merger or otherwise, which amendment, alteration or repeal would (A) increase or decrease the aggregate number of authorized shares, or the par value, of the Series A Preferred Stock or (B) alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided, however, that the holders of Series A Preferred Stock shall not be entitled to vote pursuant to this Section 5(B) in connection with (i) any Business Combination wherein the holders of Series A Preferred Stock receive the consideration to which they are entitled pursuant to Section 8(A)(i) or (ii) hereof, as the case may be, as such Section is in effect as of immediately prior to such Business Combination or (ii) any other transaction in which the provisions of Section 9(B) or (D) hereof are applicable and the adjustments referred to in Section 9(B) or (D) are made, as such Section is in effect as of immediately prior to such transaction.

                  6. Redemption.

                     A. Optional Redemption. The outstanding shares of Series A Preferred Stock, subject to Section E below, may be redeemed at the option of the Company (the "Optional Redemption"), in whole or in part, at any time and from time to time after April 1, 2003, out of funds legally available therefor. The Company may redeem the Series A Preferred Stock by payment in cash, for each share of Series A Preferred Stock to be redeemed, in an amount (the "Series A Redemption Amount") equal to the Series A Stated Amount, plus an amount equal to any Series A Dividends that have accrued or cumulated through the Series A Redemption Date (as hereinafter defined), but have not been paid as of such date. The date on which the Series A Redemption Amount is payable is referred to herein as the "Series A Redemption Date". If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company shall either (i) redeem a pro rata portion of the shares of Series A Preferred Stock held by each holder, based on the number of shares held by each holder, or (ii) select the shares to be redeemed by lot. Any redemption pursuant to this Section 6(A) shall be made upon prior written notice (which notice shall comply with the provisions of Section 6(C) hereof).

                     B. Mandatory Redemption. Except as may be, and solely to the extent, prohibited by any instrument relating to indebtedness of the Company then outstanding (a "Loan Agreement"), on April 1, 2010, or as soon thereafter as not prohibited by any such Loan Agreement (the "Mandatory Redemption Date"), the Company shall redeem, out of funds legally available therefor, all of the then outstanding shares of Series A Preferred Stock. Notice of the redemption pursuant to this Section 6(B) shall comply with the provisions of Section 6(C) hereof mailed to each holder of Series A Preferred Stock at such holder's address as shown in the stock register of the Company. The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 6(B) shall be equal to the Series A Stated Amount per share plus an amount equal to any accrued or cumulated Series A Dividends thereon through the Mandatory Redemption Date, but have not been paid as of such date (the "Mandatory Redemption Payment").

                     C. Notice of redemption shall be given not less than 30 days nor more than 60 days prior to the Series A Redemption Date or the Mandatory Redemption Date, as the case may be, to each holder of record of the Series A Preferred Stock on the record dated fixed for such redemption, mailed by first-class mail, postage prepaid, to such holder's address as shown in the stock register of the Company; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any Series A Preferred Stock to be redeemed, except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the Series A Redemption Date or the Mandatory Redemption Date, as the case may be; (ii) the Series A Redemption Amount or the Mandatory Redemption Payment, as the case may be;
(iii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; and (iv) the place or method for payment of the Series A Redemption Amount or the Mandatory Redemption Payment, as the case may be.

                     D. Notice having been given as aforesaid, from and after the Series A Redemption Date or the Mandatory Redemption Date, as the case may be (unless default shall be made by the Company in providing funds for the payment of the Series A Redemption Amount or the Mandatory Redemption Payment, as the case may be), all rights of the holders of Series A Preferred Stock (in such capacity) as stockholders of the Company (except the right to receive the Series A Redemption Amount or the Mandatory Redemption Payment, as the case may be) shall cease. Series A Dividends shall cease to accrue as of the Series A Redemption Date or the Mandatory Redemption Date, as the case may be, with respect to the shares of Series A Preferred Stock to be redeemed. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Company at the Series A Redemption Amount or the Mandatory Redemption Payment, as the case may be. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                     E. Each holder of Series A Preferred Stock shall have the right, but not the obligation, within 30 days following the date of delivery of a Redemption notice, to convert, pursuant to Section 7 hereof, some or all of the shares of Series A Preferred Stock to be redeemed, by delivering written notice thereof in accordance with Section 7(A) hereof. If such conversion right is timely exercised, the Company shall not have the right to redeem such shares of Series A Preferred Stock to be converted.

                     F. Notwithstanding the foregoing provisions of this
Section 6, the Company shall not have the right to redeem or call for redemption any shares of the Series A Preferred Stock unless full cumulative dividends (whether or not declared) on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and set apart for payment for all Dividend Periods terminating on or prior to the applicable redemption date.

                     G. Prior to any Redemption Date, the Company shall deposit with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) an amount of consideration sufficient to pay the Series A Redemption Amount of all the shares of Series A Preferred Stock that are to be redeemed on that date. If any share of Series A Preferred Stock called for redemption is converted, any consideration deposited with the paying agent or so segregated and held in trust for the redemption of such share of Series A Preferred Stock shall be paid or delivered to the Company upon its order or, if then held by the Company, shall be discharged from such trust.

                  7. Conversion at the Option of the Holder.

                     A. Each holder of Series A Preferred Stock shall have the right, at its option, at any time and from time to time following the date of issuance of the Series A Preferred Stock but prior to the redemption of such shares of Series A Preferred Stock, to convert (the "Conversion") any or all of such holder's Series A Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a rate of one (1) share of Common Stock for each share of Series A Preferred Stock (the "Conversion Rate"), subject to adjustment pursuant to Section 9 hereof. Such conversion right shall be exercised by the surrender of certificate(s) representing the Series A Preferred Stock to be converted to the Company at any time during usual business hours at its principal place of business (or such other office or agency of the Company as the Company may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued and (if the shares issuable upon conversion are to be issued in a different name as the name in which such shares of Series A Preferred Stock are registered) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(D) hereof. All certificates representing Series A Preferred Stock surrendered for conversion shall be delivered to the Company for cancellation and canceled by it.

                     B. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date and such conversion shall be into a number of shares of Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Conversion Rate in effect at such time on such date. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be validly issued and fully paid and nonassessable, free of all liens and charges created by the Company and not subject to any preemptive rights.

                        (i) Upon delivery to the Company by a holder of shares of Series A Preferred Stock of a notice of election to convert, the right of the Company to redeem such shares of Series A Preferred Stock shall terminate as provided in Section 6(E).

                        (ii) Upon the surrender of certificates
representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 7(B).

                        (iii) From the date of delivery by a holder of shares of Series A Preferred Stock of such notice of election to convert, in lieu of dividends on such Series A Preferred Stock pursuant to Section 4, such Series A Preferred Stock shall participate ratably with the holders of shares of Common Stock in all dividends on the Common Stock for which the record date is on or before the date of such delivery as if such shares of Series A Preferred Stock had been converted to shares of Common Stock at the time of such delivery.

                        (iv) If a notice of election to convert is delivered by a holder of shares of Series A Preferred Stock to the Company before the receipt of any notice of redemption thereof or any Business Combination Notice, such holder shall be entitled to receive the number of shares of Common Stock issuable upon such conversion, as set forth in
Section 7(A), plus a number of shares of Common Stock equal to the amount of accrued or cumulated Series A Dividends through the last Dividend Payment Date preceding the date on which such notice of election to convert is delivered (but excluding any dividends for the period from the last Dividend Payment Date to the date of delivery of the notice of election to convert) (collectively, the "Conversion Amount").

                        (v) If, after receipt by a holder of shares of Series A Preferred Stock of a notice of redemption pursuant to Section 6(A) or a Business Combination Notice pursuant to Section 8(B), such holder delivers to the Company a notice of election to convert as provided in
Section 6(E) or Section 8(E), respectively, such Series A Preferred Stock shall be entitled to receive the number of shares of Common Stock issuable upon such conversion as set forth in Section 7(A), plus a number of shares of Common Stock equal to the amount of accrued or cumulated dividends through the last preceding Dividend Payment Date (together with any Series A Dividends for the period from the last Dividend Payment Date to the date of delivery of the notice of election to convert) (collectively, the "Post-Redemption Conversion Amount").

                     C. The Company shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for issuance upon the Conversion as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the Conversion.

                     D. The issuance or delivery of certificates for Common Stock upon the conversion of Series A Preferred Stock shall be made without charge to the converting holder of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of Series A Preferred Stock converted, and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

                  8. Business Combinations.

                     A. (i) In the event the Company consummates a Business Combination (as hereinafter defined) wherein the holders of the Company's Common Stock receive consideration and some or all of such consideration is other than Capital Stock of the acquiring entity or the surviving corporation in a merger (or, as applicable, its ultimate parent), in connection with such Business Combination, each holder of shares of Series A Preferred Stock shall have the right to receive, prior to or at the closing of such Business Combination in accordance with the procedures set forth in Section 8(B) hereof, at the option of such holder, either (x) an amount in cash equal to the Series A Stated Amount per share, plus the amount of any accrued or cumulated dividends thereon (including pro rata dividends for the period from the last Dividend Payment Date to the Business Combination Date), and, if the Business Combination Date is prior to April 1, 2003, the amount of all Series A Dividends to be accrued on or before the April 1, 2003 Dividend Payment Date that have not already been paid as of the Business Combination Date, or (y) an amount of cash equal to the product of (1) the number of shares of Common Stock into which such Series A Preferred Stock is then convertible, plus the number of shares of Common Stock issuable in respect of accrued or cumulated but unpaid dividends on the Series A Preferred Stock as of the Business Combination Date, including, if the Business Combination Date is prior to April 1, 2003, the number of shares of Common Stock that would be issuable to the holder on or before the Business Combination Date if all Series A Dividends to be accrued on or before the April 1, 2003 Dividend Payment Date that have not already been paid as of the Business Combination Date, were paid, times (2) the Fair Market Value of the per share consideration to be received by the holders of Common Stock in the Business Combination.

                        (ii) In the event of a Business Combination wherein the holders of the Company's Common Stock receive consideration that consists solely of Capital Stock of the acquiring entity or the surviving corporation in a merger (or, as applicable, its ultimate parent), the Series A Preferred Stock shall, in connection with such Business Combination, be assumed by and shall become preferred stock of such acquiring entity (or, as applicable, its ultimate parent), having in respect of such entity substantially the same (and not less favorable) powers, preferences and special rights that the Series A Preferred Stock had immediately prior to such Business Combination, except that after such Business Combination each share of Series A Preferred Stock shall be convertible, on the terms and conditions provided in Section 7 hereof, into the number of shares of the acquiring entity's (or, as applicable, its ultimate parent's) common stock receivable in such Business Combination by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such Business Combination (such number of shares of Common Stock to include an amount equal to all accrued or cumulated but unpaid dividends on the Series A Preferred Stock). The rights of the Series A Preferred Stock as preferred stock of such acquiring entity (or, as applicable, its ultimate parent) shall successively be subject to adjustments pursuant to Section 9 after such Business Combination as nearly equivalent as practicable to the adjustment provided for by such section prior to such Business Combination.

                     B. At least ten (10) days and not more than sixty (60) days prior to the date fixed for the consummation of a Business Combination (the "Business Combination Date"), a written notice (the "Business Combination Notice") of such Business Combination shall be mailed by first-class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock addressed to such holder at such holder's mailing address as it appears in the stock register of the Company. Each such Business Combination Notice shall contain all instructions and materials necessary to enable such holder of Series A Preferred Stock to submit such holder's shares pursuant to the Business Combination and shall state:

                        (i) the parties to the Business Combination and the terms and timing of the Business Combination;

                        (ii) the aggregate and per share amount of all cash, securities or other property to be paid pursuant to such Business Combination to holders of the outstanding shares of Series A Preferred Stock assuming that none of such holders elect to receive payment of the Series A Stated Amount in connection with such Business Combination;

                        (iii) that holders of Series A Preferred Stock shall be required, within thirty days following the date of such Business Combination Notice, to elect the form of consideration they wish to receive in such Business Combination, pursuant to Section 8(A) hereof;

                        (iv) that holders of Series A Preferred Stock will be required to surrender the certificate or certificates representing such shares, together with an appropriate form letter of transmittal to be mailed to the holders with such Business Combination Notice, to the Company at the address specified in the Business Combination Notice prior to the close of business on the day specified in the Business Combination Notice; and

                        (v) such other information as the Company, in its sole discretion, deems appropriate.

                     C. In the event of a change in the parties to, or any material change in the terms or the timing of, any Business Combination, the Company shall give the holders of the Series A Preferred Stock written notice in accordance with Section 8(B) hereof describing such change at least ten (10) Business Days prior to the consummation of the Business Combination.

                     D. Each holder of Series A Preferred Stock shall have the right, but not the obligation, within 30 days following the date of delivery of a Business Combination Notice, to convert, pursuant to Section 7 hereof, some or all of the shares of Series A Preferred Stock held by such holder, by delivering written notice thereof in accordance with
Section 7(A) hereof. If such conversion right is timely exercised, the shares specified in such conversion notice shall not be treated in accordance with this Section 8.

                  9. Antidilution Adjustments.

                     A. Distribution, Subdivision, Combination or
Reclassification of Common Stock. In the event that the Company shall at any time or from time to time, prior to Conversion of the Series A Preferred Stock, (i) make a distribution (other than a distribution made to holders of Series A Preferred Stock) on the outstanding Common Stock payable in any Capital Stock or other securities of the Company, (ii) subdivide the outstanding Common Stock into a larger number of shares,
(iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares of Capital Stock in a reclassification of the Common Stock (other than any such event (x) for which an adjustment is made pursuant to another clause of this Section 9 or (y) that is a Business Combination subject to Section 8 hereof), then, and in each such case, the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock into which the Series A Preferred Stock shall be Converted shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any Series A Preferred Stock thereafter surrendered for Conversion shall be entitled to receive upon Conversion the number of shares of Common Stock or other securities of the Company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such shares of Series A Preferred Stock been Converted immediately prior to, as applicable, the date of, or the record date for, such event. An adjustment made pursuant to this Section 9 shall become effective retroactively to the close of business on the day upon which such action becomes effective.

                     B. Certain Distributions. In case the Company shall at any time or from time to time, prior to Conversion of the Series A Preferred Stock, distribute to all holders of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding (i) distributions paid or made to holders of Series A Preferred Stock, or in which holders of such shares participate equally with holders of Common Stock, (ii) distributions payable in Common Stock for which adjustment is made under another Section of this Section 9, (iii) distributions in connection with an Excluded Transaction, (iv) distributions in connection with a Business Combination in respect of which the provisions of Section 8(A) are applicable, and (v) distributions of rights or warrants to subscribe for or purchase securities of the Company (provided such rights or warrants are issued with a subscription or exercise price equal to the fair market value of such securities as of the date such rights or warrants are issued)), then, and in each such case, (x) the Conversion Rate then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the holder of any Series A Preferred Stock thereafter surrendered for Conversion shall, in addition to the consideration provided for in Section 7 hereof, be entitled to receive upon Conversion cash, evidences of indebtedness, securities or other assets that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Series A Preferred Stock been Converted immediately prior to, as applicable, the date of, or the record date for, such event and (y) other than pursuant to (x) above, the powers, preferences and special rights of the Series A Preferred Stock shall not be amended or altered (whether by merger or otherwise) as a result of any of the events described above. An adjustment made pursuant to this Section shall become effective retroactively to the close of business on the day upon which such action becomes effective.

                     C. Other Changes. In case the Company at any time or from time to time, prior to the Conversion of the Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Section 9(A), (B) or (D) hereof (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Rate as a result of such action, then, and in each such case, the Conversion Rate shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Series A Preferred Stock).

                     D. Reorganization, Reclassification. In case of any merger of the Company or any capital reorganization, reclassification or other change of outstanding Common Stock (each, a "Transaction"), other than a Business Combination in respect of which the provisions of Section 8(A) are applicable, the Company shall execute and deliver to each holder of Series A Preferred Stock, at least ten (10) Business Days prior to effecting such Transaction, a certificate stating that either (i) the Series A Preferred Stock shall remain outstanding following such Transaction without any amendment or alteration (whether by merger or otherwise) that would adversely affect the powers, preferences and special rights of the Series A Preferred Stock, or (ii) the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security with powers, preferences and special rights substantially similar to (and not less favorable than) the Series A Preferred Stock (provided, that, in the case of (i) and (ii) above, the conversion rate of such security shall be equal to the Conversion Rate in effect immediately prior to such Transaction, adjusted, if applicable, such that the holder of any shares of Series A Preferred Stock or such substantially similar security thereafter surrendered for Conversion shall be entitled to receive upon Conversion the number of shares of Common Stock or other securities that such holder would have owned or would have been entitled to receive upon or by reason of such Transaction, had such holder's shares of Series A Preferred Stock been converted immediately prior to, as applicable, the date of, or the record date for, such Transaction, assuming such holder of Common Stock of the Company (x) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such recapitalization, sale or transfer was made, as the case may be (a "constituent person"), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section 9(D) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)). Provision shall be made therefor in the agreement, if any, relating to such Transaction. Each such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Section and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

                     E. Notwithstanding any other provisions of this
Section 9, until the effective date of the Conversion, the Company shall not be required to make any adjustment to the number of shares of Common Stock issuable upon Conversion unless such adjustment (plus any adjustments not previously made by reason of this Section (E)) would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. Any lesser adjustment shall be carried forward and shall be made (i) no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) or (ii) at the effective date of the Conversion, whichever is earlier. All adjustments shall be carried out to five decimal places.

                     F. Whenever one or more adjustments to the Conversion Rate are required by the provisions of this Section 9, the Company shall forthwith place on file with the Secretary of the Company, a statement stating the adjustment. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing each such adjustment. Promptly after each adjustment, the Company shall mail, by first-class mail, postage prepaid, a notice thereof to each holder of Series A Preferred Stock containing a brief description of the transaction causing such adjustment and the resulting number of shares of Common Stock issuable upon Conversion.

                  10. Reports. So long as any shares of the Series A Preferred Stock are outstanding, the Company will furnish the holders thereof with the quarterly and annual financial reports, and current reports on Form 8-K, that the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or, in the event the Company is not required to file such reports, reports containing the same information as would be required in such reports.

                  11. Certain Definitions. For purposes of this
Certificate, the following terms shall have the meanings set forth below:

                  "Affiliate" means, when used with reference to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with that Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Business Combination" means the occurrence of any of the following events: (a) any Person or Group is or becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except, notwithstanding the provisions of such Rules, that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire only upon exercise of such right), directly or indirectly, of more than 50% of the total Voting Stock of the Company; or
(b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or Group (other than by way of merger or consolidation); or (c) any transaction or series of related transactions if, immediately following such transaction or series of related transactions the holders of the Common Stock outstanding immediately prior to such transaction or series of related transactions own 50% or less of the outstanding Voting Stock of the surviving or transferee corporation (and its ultimate parent corporation).

                  "Business Day" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of such Person's Capital Stock, and any and all rights, warrants or options exchangeable for or convertible into such Capital Stock.

                  "Common Stock Equivalent" means any security or obligation which is by its terms convertible into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

                  "Excluded Transaction" means (a) any issuance by the Company to employees, consultants or directors of the Company of Common Stock or Common Stock Equivalents pursuant to a stock option plan or other employee benefit arrangement approved by the Board of Directors (and the issuance of Common Stock upon the exercise of such Common Stock Equivalents); and (b) any issuance of Common Stock (i) upon the conversion or exercise of Common Stock Equivalents, and (ii) as a dividend on shares of Series A Preferred Stock.

                  "Fair Market Value" shall mean, (a) with respect to any securities, the average of the closing sales price of such securities as reported on the principal exchange on which such securities are then listed, which for these purposes includes the NASDAQ Stock Market, during each of the twenty (20) consecutive trading days ending on the trading day that is five (5) trading days immediately prior to the applicable measurement date, or, if such securities are not than reported on a securities exchange, such value as determined by the Company's Board of Directors in good faith, and (b) with respect to property other than securities, such value as determined by the Company's Board of Directors in good faith, provided that with respect to any determination of Fair Market Value by the Company's Board of Directors pursuant to clause (a) or (b) above, if the holders of 25% of the Series A Preferred Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such Fair Market Value.

                  "Group" means a group within the meaning of Section 13(d)(3) of the Exchange Act.

                  "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

                  "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which an aggregate of 50% or more of the outstanding capital stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Affiliates of such Person.

                  "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.



                          [SIGNATURE PAGE FOLLOWS]



                  IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 29th day of June, 2000.



                               By: /s/ Daniel Shulman
                                   -----------------------------
                                   Daniel Shulman
                                   Chief Executive Officer,
                                   President and Chief Operating Officer